Exhibit 10 (j)
STRATOS GLOBAL CORPORATION

DIRECTORS’ DEFERRED SHARE UNIT PLAN

March 3, 2004

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1.	PREAMBLE AND DEFINITIONS
1.1	Title

The Plan herein described shall be called the “Stratos Global Corporation Directors’ Deferred Share Unit Plan”, and is referred to herein as “the Plan”.

1.2	Purpose of the Plan

The purposes of the Plan are:
(a)	to promote a greater alignment of interests between directors of the Corporation and the shareholders of the Corporation;

(b)	to provide a compensation system for directors that is reflective of the responsibility, commitment and risk accompanying Board membership;

(c)	to assist the Corporation to attract and retain individuals with experience and ability to act as directors; and

(d)	to allow directors of the Corporation to participate in the long-term success of the Corporation.
1.3	Definitions
1.3.1	“Affiliate” means any related or associated corporation, or any corporation that is a member of a group of corporations that do not deal at arm’s length, notwithstanding that they may not be related or associated for purposes of the Income Tax Act (Canada).

1.3.2	“Beneficiary” means an individual who, on the date of a Director’s death, is the person who has been designated in accordance with Section 9.2 and the laws applying to the Plan, or where no such individual has been validly designated by the Director, or where the individual does not survive the Director, the Director’s legal representative.

1.3.3	“Board” means the Board of Directors of the Corporation.

1.3.4	“Committee” means the Corporate Governance Committee, or such other committee of the Board as may be designated as the committee to administer the Plan.

1.3.5	“Corporation” means Stratos Global Corporation and any successor corporation whether by amalgamation, merger or otherwise.

1.3.6	“Deferred Share Unit” means a unit credited to a Director by way of a bookkeeping entry, the value of which on any particular date (including the Redemption Date) shall be equal to the five day average closing price on the Toronto Stock Exchange of a Share over the last five Trading Days preceding the date in issue.
1.3.7	“Deferred Share Unit Account” has the meaning ascribed thereto in Section 4.8.

1.3.8	“Director” means a director of the Corporation, other than an executive of the Corporation.

1.3.9	“Fees” means the annual retainer paid by the Corporation to a Director in a financial year for service on the Board and any additional fees and retainers paid to a Director in respect of his or her service as Board Chairman, committee chair or member and any other fees paid for Board or committee meeting fees or director assignments, if any.

1.3.10	“Elected Portion” has the meaning ascribed thereto in Subsection 4.1(b).

1.3.11	“Mandated Portion” means such portion of a Director’s Fees as the Board may set from time to time, initially to be 50%.

1.3.12	“Redemption Date” has the meaning ascribed thereto in Article 5.

1.3.13	“Related Corporation” means a corporation related to the Corporation for the purposes of the Income Tax Act (Canada).

1.3.14	“Share” means a Common Share of the Corporation and such other share as is added thereto or substituted therefore as a result of amendments to the articles of the Corporation, reorganization or otherwise.

1.3.15	“Termination Date” means the date on which a Director ceases for any reason to be any of a Director or an employee of the Corporation or an Affiliate of the Corporation.

1.3.16	“Trading Day” means any date on which the Toronto Stock Exchange is open for the trading of Shares.
2.	CONSTRUCTION AND INTERPRETATION
2.1	In the Plan, references to the masculine include the feminine; reference to the singular shall include the plural and vice versa, as the context shall require.

2.2	The Plan shall be governed by, and interpreted in accordance with, the laws of the Province of Ontario and the applicable laws of Canada.

2.3	If any provision of the Plan or part hereof is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

2.4	Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein contained.
3.	ELIGIBILITY
3.1	The Corporation has established the Plan for Directors, beginning with the Corporation’s second fiscal quarter of 2004.

3.2	Nothing herein contained shall be deemed to give any person the right to be retained as a Director of the Corporation or as an employee of the Corporation.
4.	DEFERRED SHARE UNIT GRANTS AND ACCOUNTS
4.1	Each Director shall receive his or her Fees payable for the Corporation’s second fiscal quarter of 2004 and all subsequent fiscal quarters as follows:
(a)	as to the Mandated Portion, entirely in Deferred Share Units; and

(b)	as to the balance, as the Director elects in accordance with Section 4.2, the portion so elected by the Director to be received in the form of Deferred Share Units being the “Elected Portion”.
If a Director does not file an election in accordance with Section 4.2 regarding the Elected Portion, then the balance of such Director’s Fees will be paid in cash.
4.2	In order to elect for purposes of Subsection 4.1(b), a Director will be required to file a notice of election (the “Election Notice”) with the Corporation’s Secretary, in the case of the Corporation’s second fiscal quarter of 2004, during that quarter, and thereafter, at least thirty (30) days before the commencement of a fiscal quarter of the Corporation specifying as a percentage of such Director’s Fees other than the Mandated Portion the Elected Portion to be provided in the form of Deferred Share Units. The balance shall be paid in cash.

The election of a Director (who has not filed a notice to change in accordance with Section 4.4) shall be deemed to apply to all fiscal quarters of the Corporation subsequent to the filing of the Election Notice and such Director is not required to file another Election Notice.

4.3	The election made in accordance with section 4.2 shall relate to the Elected Portion of the Director’s Fees payable with respect to the Corporation’s fiscal quarters following the receipt of the Election Notice.

4.4	Each Director is entitled once per calendar year to change his or her election relating to the Elected Portion to be paid in Deferred Share Units by filing with the Secretary of the Corporation a notice of change specifying as a percentage of such Director’s Fees other than the Mandated Portion such changed Elected Portion to be provided in the form of Deferred Share Units. Such Director’s change shall be effective from the first fiscal quarter of the Corporation following the date such election is received by the Corporation’s Secretary with respect to the Elected Portion payable for all fiscal quarters of the Corporation following that date (subject to the Director’s right under this Section 4.4 to again change his or her election).

4.5	A Director shall, for the purposes of the Plan, be deemed to retire on the date he or she is no longer any of a Director or an employee of the Corporation or a member of the Board or an employee of an Affiliate of the Corporation.

4.6	Fees will be paid quarterly in arrears in January, April, July and October.

4.7	The number of Deferred Share Units granted at any particular time with respect to a Director’s Mandated Portion and Elected Portion will be calculated by dividing the portion of the Fees payable at that time which is to be paid in Deferred Share Units by the value of a Deferred Share Unit on that date. For example,

Mandated Portion and Elected Portion		Number of
TSX 5 day average closing price of 1 Share based	=	Deferred Share
on the last 5 Trading Days		Units Granted
4.8	An account, to be known as a “Deferred Share Unit Account”, shall be maintained by the Corporation for each Director and will be credited with notional grants of Deferred Share Units received by a Director from time to time.

4.9	Whenever cash dividends are paid on the Shares, additional Deferred Share Units will be credited to a Director’s Deferred Share Unit Account. The number of such additional Deferred Share Units will be calculated by dividing the dividends that would have been paid to such Director if the Deferred Share Units in the Director’s Deferred Share Unit Account on the record date for the declaration of dividends had been Shares by the value of a Deferred Share Unit on the date on which the dividends are paid on the Shares.

4.10	Deferred Share Units credited pursuant to this Article 4 will be fully vested upon being credited to a Director’s Deferred Share Unit Account and the Director’s entitlement to payment of such Deferred Share Units following his or her Termination Date shall not thereafter be subject to satisfaction of any requirements as to any minimum period of membership on the Board.

4.11	In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, or spin-off or other distribution (other than normal cash dividends) of Corporation assets to shareholders, or any other changes affecting the Shares, such proportionate adjustments, to reflect such change or changes shall be made with respect to the number of Deferred Share Units outstanding under the Plan and credited in each Deferred Share Unit Account. Notwithstanding any other provision of the Plan, the value of each Deferred Share Unit, as applicable, shall always depend on the value of shares of the Corporation or a Related Corporation.

4.12	For greater certainty, no amount will be paid to, or in respect of, a Director under the Plan or pursuant to any other arrangement, and no additional Deferred Share Units will be granted to a Director to compensate for a downward fluctuation in the price of the Shares, nor will any other form of benefit be conferred upon, or in respect of, a Director for such purpose.
5.	REDEMPTION ON RETIREMENT OR DEATH
5.1	The value of the Deferred Share Units credited to a Director’s Deferred Share Unit Account shall be redeemed effective the date (the “Redemption Date”) which is 30 days after:
(a)	in the case of the Director’s Death, the date of the Director’s death;

(b)	the date on which the Director’s term of office expires, in the case such Director is not re-elected at the annual meeting of the shareholders of the Corporation and such Director is not an employee of the Corporation or a director or employee of an Affiliate of the Corporation; and

(c)	in all other cases of a Termination Date, the last day of the Corporation’s fiscal quarter following the Termination Date.
5.2	The value of the Deferred Share Units on the Redemption Date redeemed by or in respect of a Director shall be paid to the Director (or, if the Director has died, to his or her Beneficiary, as the case may be) in the form of a lump sum cash payment, net of any applicable withholdings, within ten days after the Redemption Date.
6.	CURRENCY AND EXCHANGE
6.1	All references in the Plan to currency refer to lawful United States currency.
6.2	Canadian dollar amounts will be converted into United States dollars based on the daily noon rate of The Bank of Canada on the relevant date.

7.	SHAREHOLDER RIGHTS
7.1	Deferred Share Units are not shares and will not entitle a Director to any shareholder rights, including, without limitation, voting rights or the payment of dividends.
8.	ADMINISTRATION
8.1	Unless otherwise determined by the Board of Directors, the Plan shall be an unfunded obligation of the Corporation.

8.2	The Plan shall be administered by the Committee unless otherwise determined by the Board. The Committee shall, in its sole and absolute discretion:
(a)	interpret and administer the Plan;

(b)	establish, amend and rescind any rules and regulations relating to the Plan;

(c)	approve any form for use in connection with the Plan;

(d)	have the power to delegate, on such terms as the Committee deems appropriate, any or all of its powers hereunder to any officer of the Corporation; and

(e)	make any other determinations that the Committee deems necessary or desirable for the administration of the Plan.
The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems, in its sole and absolute discretion, necessary or desirable. Any decision of the Committee with respect to the administration and interpretation of the Plan shall be conclusive and binding on a Director and any other person claiming an entitlement or benefit through a Director.
8.3	Each Director shall comply with all applicable laws and furnish the Corporation with any and all information and undertakings as may be required to ensure compliance therewith.

8.4	The Corporation shall be entitled to deduct any amount of withholding taxes and other withholdings from any amount paid or credited hereunder.

8.5	The Plan may be amended, suspended or terminated at any time by the Board, except as to rights already accrued hereunder by a Director. Notwithstanding the foregoing, any amendment or termination of the Plan shall be such that the Plan continuously meets the requirements of paragraph 6801(d) of the Income Tax Regulations or any successor provision thereto.
8.6	The Corporation will be responsible for all costs relating to the administration of the Plan.
9.	ASSIGNMENT
9.1	The assignment or transfer of the Deferred Share Units, or any other benefits under this Plan, shall not be permitted other than by operation of law.

9.2	Subject to the requirements of applicable laws, a Director may designate in writing a person who is a dependant or relation of the Director as a beneficiary (the “Beneficiary”) to receive any benefits that are payable under the Plan upon the death of such Director. The Director may, subject to applicable laws, change such designation from time to time. Such designation or change shall be in such form and executed and filed in such manner as the Corporation may from time to time determine.
Failing such designation, any benefits that are payable under the Plan upon the death of the Director shall be paid to the legal representative of the Director’s estate.